Exhibit 10.6

VERSO PAPER CORP.

2009 LONG-TERM CASH AWARD PROGRAM FOR EXECUTIVES

Effective as of January 1, 2009

1.  Plan and Program.  Verso Paper Corp. (the “Company”) has previously adopted the Verso Paper Corp. Senior Executive Bonus Plan (the “Plan”) pursuant to which the Company may pay bonuses to key employees of the Company and its subsidiaries selected by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  This Verso Paper Corp. 2009 Long-Term Cash Award Program for Executives (this “Program”) provides that the executive officers selected to participate in this Program (the “Participants”) shall be eligible to receive cash bonuses pursuant to the Plan upon the Company’s attainment of the performance targets described herein.  Unless otherwise noted, capitalized terms used but not defined in this Program shall have the meanings set forth in the Plan.

2.  Purpose.  This Program is intended to provide an incentive for superior work and to motivate the Participants toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives.

3.  Performance Awards.

(a)       Performance Cycle.  The “Performance Cycle” shall be the period beginning on January 1, 2009, and ending on December 31, 2011, unless earlier terminated in accordance with the Plan or this Program.

(b)       Eligibility. All Participants are executive officers of the Company or a Subsidiary (as defined in the Verso Paper Corp. 2008 Incentive Award Plan (the “Incentive Plan”)) who have been selected by the Compensation Committee to participate in this Program.  With respect to the Performance Cycle, each Participant shall be eligible to receive a maximum long-term cash performance award (a “Performance Award”) determined by the Compensation Committee, subject to the terms and conditions of the Plan and such other terms and conditions as are set forth herein.

(c)       Vesting; Payment.

(i)       Subject to Section 3(e), each Performance Award will be eligible to become vested upon the achievement of performance objectives over the Performance Cycle as follows:

(A)       Up to 20% of each Performance Award shall be eligible to become vested based upon achievement of the Annual EBITDA Target for calendar year 2009, as set forth in Schedule A (the “2009 Tranche”);

(B)       Up to 20% of each Performance Award shall be eligible to become vested based upon achievement of the Annual EBITDA Target for calendar year 2010, as set forth in Schedule A (the “2010 Tranche”);

(C)       Up to 20% of each Performance Award shall be eligible to become vested based upon achievement of the Annual EBITDA Target for calendar year 2011, as set forth in Schedule A (the “2011 Tranche” and, together with the 2009 Tranche and the 2010 Tranche, the “Annual Tranches”); and

(D)       Up to the remaining 40% of the Performance Award shall be eligible to become vested based upon achievement of the Performance-Cycle EBITDA Target with respect to calendar years 2009-2011, as set forth in Schedule A (the “Performance-Cycle Tranche”).

(ii)      The Administrator shall in good faith make the determination as to whether the respective Annual EBITDA Targets and the Performance-Cycle EBITDA Target have been met, and shall determine the extent, if any, to which each Annual Tranche or the Performance-Cycle Tranche, as applicable, has become vested, on any such date following December 31 of the applicable calendar year as the Administrator, in its sole discretion, shall determine; provided, however, that, with respect to each calendar year, such date shall not be later than the 120th day following December 31 of such calendar year (each such date so determined by the Administrator, a “Determination Date”).

(iii)     Subject to Section 3(e), the vested portion of each Annual Tranche and the Performance-Cycle Tranche shall be payable in cash as soon as reasonably practicable after the Determination Date immediately following the completion of the Performance Cycle, but in any event within the period required by Section 409A (as defined below) such that it qualifies as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4) (or any successor thereto) and prior to the first meeting of the Company’s stockholders at which members of the Board of Directors of the Company are to be elected that occurs in 2012.  Any then unvested portion of the Performance Award shall thereupon be forfeited.

(iv)      For purposes of this Program:

(A)       “Annual EBITDA Target” with respect to a given calendar year shall mean an amount of EBITDA equal to the Annual EBITDA Target for such calendar year set forth in Schedule A.

(B)       “Performance-Cycle EBITDA Target” with respect to the Performance Cycle shall mean an amount of EBITDA equal to the Performance-Cycle EBITDA Target for such period set forth in Schedule A.

(C)       “EBITDA” shall mean the “Adjusted EBITDA” as such term is defined on the date hereof in the Indenture dated as of August 1, 2006, relating to the 11-3/8% Senior Subordinated Notes due 2016 issued by Verso Paper Holdings LLC and Verso Paper Inc.

(d)       Change in Control.  Unless otherwise provided by the Compensation Committee, in the event of a Change in Control (as defined in the Incentive Plan), the Company shall require that this Program be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, and the Performance Awards shall continue to be eligible to become vested and payable in accordance with the terms and conditions of this Program, subject to such equitable adjustments, if any, as the Administrator shall determine to be appropriate.

(e)       Termination of Employment.  Notwithstanding anything herein to the contrary, except as otherwise provided below, in no event shall a Participant receive payment of his or her Performance Award following the date of such Participant’s termination of employment with the Company or any Subsidiary for any reason; provided, however, that subject to Section 8:

                             (i)        In the event of a Participant’s death, Disability, Retirement (as defined below), or termination of employment by the Company or any Subsidiary without Cause (as defined below), his or her Performance Award shall become vested with respect to a pro-rata percentage (determined on a quarterly basis and based on the number of completed calendar quarters that have elapsed from January 1, 2009, through the date of the Participant’s termination of employment) of the portion of the Annual Tranches and the Performance-Cycle Tranche that would have become vested had the Participant remained continuously employed by the Company or any Subsidiary through the completion of the Performance Cycle, based on actual achievement of the Annual EBITDA Targets and the Performance-Cycle EBITDA Target, payable at the same time that payment would otherwise be made under Section 3(c)(iii).

                             (ii)       For purposes of this Program:

(A)       “Cause,” when used in connection with a Participant’s termination of employment, shall mean the Participant’s termination of employment by the Company or any Subsidiary due to the Participant’s (1) material breach of his or her obligations under any agreement with the Company or any Subsidiary, which he or she fails to cure within 15 days after receipt of a written notice of such breach (to the extent that, in the reasonable judgment of the Administrator, such breach can be cured by the Participant); (2) willful failure to perform his or her material duties, which he or she fails to cure within 15 days after receipt of a written notice of such failure to perform (to the extent that, in the reasonable judgment of the Administrator, such failure to perform can be cured by the Participant); (3) material breach of the Company’s or any Subsidiary’s written policies or procedures, which he or she fails to cure within 15 days after receipt of a written notice of such breach (to the extent that, in the reasonable judgment of the Administrator, such breach can be cured by the Participant); (4) willful misconduct which causes material harm to the Company or any Subsidiary or their respective business reputations, which he or she fails to cure within 15 days after receipt of a written notice of such misconduct (to the extent that, in the reasonable judgment of the Administrator, such misconduct can be cured by the Participant); (5) commission of a felony or a crime of moral turpitude; or (6) willful commission of a material act of dishonesty involving the Company or any Subsidiary.

(B)       “Retirement” shall mean a Participant’s termination of employment with the Company or any Subsidiary due to the Participant’s resignation after (1) attaining at least age 50 with at least 15 years of continuous service with Company or its Subsidiaries, (2) attaining at least age 55 with at least ten years of continuous service with the Company or its Subsidiaries, or (3) attaining at least age 60 with at least five years of continuous service with the Company or its Subsidiaries.

4.  Taxes.  All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

5.  Choice of Law.  This Program shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Delaware.

6.  Amendment and Termination.  Subject to the terms of the Plan (including, without limitation, Article 13 of the Plan), and except as may be limited by any applicable law, this Program may be wholly or partially amended by the Board from time to time, including retroactive amendments; provided, however, that no amendment shall decrease the amount that is or might be payable to any Participant without the written consent of such Participant.

7.  Severability.  In the event that any one or more of the provisions contained in this Program shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Program or any other such instrument.

8.  Section 409A.  To the extent applicable, this Program shall be interpreted in accordance with, and shall incorporate the terms and conditions required by, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the effective date hereof (collectively, “Section 409A”). Notwithstanding any provision of this Program to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to a Participant under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify such Participant for failure to do so) (a) adopt such amendments to this Program or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Program, to preserve the economic benefits of this Program, and to avoid less favorable accounting or tax consequences for the Company, and/or (b) take such other actions that it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. In addition, to the extent required to avoid the application of the Section 409A penalty tax, with respect to any Participant who is a “specified employee” within the meaning of Section 409A, no payment shall be made and no benefit shall be provided hereunder until the expiration of the six-month period immediately following the date of the Participant’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A) other than due to death or Disability.

SCHEDULE A

ANNUAL AND PERFORMANCE-CYCLE EBITDA TARGETS

Performance Cycle:  2009-2011

	Annual EBITDA Target 2009	Annual EBITDA Target 2010	Annual EBITDA Target 2011
Threshold	[--]	[--]	[--]
Target	[--]	[--]	[--]
Maximum	[--]	[--]	[--]

Performance-Cycle EBITDA Target 2009-2011
Threshold	[--]
Target	[--]
Maximum	[--]

Vesting Schedule

Achievement Level of Applicable Annual/ Performance-Cycle Target	2009 Tranche (20% of Total)	2010 Tranche (20% of Total)	2011 Tranche (20% of Total)	Performance- Cycle Tranche (40% of Total)
Threshold	35% of Maximum 2009 Tranche	35% of Maximum 2010 Tranche	35% of Maximum 2011 Tranche	35% of Maximum Performance-Cycle Tranche
Target	50% of Maximum 2009 Tranche	50% of Maximum 2010 Tranche	50% of Maximum 2011 Tranche	50% of Maximum Performance-Cycle Tranche
Maximum	100% of Maximum 2009 Tranche	100% of Maximum 2010 Tranche	100% of Maximum 2011 Tranche	100% of Maximum Performance-Cycle Tranche